Eastman Announces Executive Management Appointments

Lindsay named COO

KINGSPORT, Tenn., Sept. 9, 2013 - Eastman Chemical Company (NYSE:EMN) today announced changes in its executive management. Ronald C. Lindsay has been appointed Chief Operating Officer, Brad A. Lich has been appointed Executive Vice President and Mark K. Cox has been appointed Senior Vice President. All appointments are effective January 1, 2014.

“One of Eastman's greatest strengths is the depth and breadth of our leadership team,” said Mark J. Costa, president and CEO-designate. “I have every confidence that these new appointments will contribute to Eastman's growth and our continued success in delivering consistent, superior value.”

The newly created position of Chief Operating Officer will have executive responsibility for daily operations of the company and drive efficiencies through supply chain and operations. As COO, Lindsay will continue to have responsibility for the company's Adhesives & Plasticizers, Fibers, and Specialty Fluids & Intermediates segments and supporting manufacturing operations, as well as Engineering & Construction and Manufacturing Support. In addition, he will assume responsibility for the supply chain, regional and sustainability organizations.

“Bringing key operational areas together under Ron's leadership will enhance the efficiency and effectiveness of our operations,” said Costa. “His experience in operations management and proven track record of success make him a natural choice for this important new role. I look forward to working closely with Ron as he oversees the company's day-to-day operations.”

Lich has been appointed Executive Vice President, with responsibility for the company's Additives & Functional Products and Advanced Materials segments, and the corporate innovation, marketing, sales, and pricing organizations.

Added Costa, “Brad has delivered exceptional business results for Eastman over the years and I greatly respect his talents and expertise. We are fortunate to have someone as experienced as Brad assume this key executive position.”

Cox has been appointed Senior Vice President, Manufacturing Operations, Manufacturing Support and Engineering & Construction and will report to the COO.

“Mark has done a tremendous job over the years heading our worldwide engineering and construction organization and I have every confidence he will be just as successful in this new role,” said Lindsay.

As previously announced, Costa will become Eastman's CEO effective Jan. 1, 2014. James P. Rogers will continue to serve as chairman and CEO until that time, after which he will serve as executive chairman of the board.

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2012 pro forma combined revenues, giving effect to the Solutia acquisition, of approximately $9.1 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world. For more information, visit www.eastman.com.
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Contacts:

Media:  Tracy Kilgore
423-224-0498/ tjkilgore@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com